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Exhibit 10.4.4
TERAGLOBAL COMMUNICATIONS CORP.
EMPLOYMENT AGREEMENT

PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT DESCRIBES THE BASIC LEGAL AND ETHICAL RESPONSIBILITIES THAT YOU ARE REQUIRED TO OBSERVE AS AN EMPLOYEE EXPOSED TO HIGHLY SENSITIVE TECHNOLOGY AND STRATEGIC INFORMATION IN PERFORMING RESEARCH AND DEVELOPMENT. TERAGLOBAL COMMUNICATIONS CORP. BELIEVES THAT THIS AGREEMENT STRIKES A FAIR BALANCE BETWEEN ITS INTERESTS AND YOUR NEEDS AND EXPECTATIONS. THIS AGREEMENT IS LONG BECAUSE AN EFFORT HAS BEEN MADE TO BE AS CLEAR AND PRECISE AS POSSIBLE.

This Employment Agreement ("Agreement") is entered into effective as of March 4, 2000 between TeraGlobal Communications Corp., a Delaware corporation ("TeraGlobal") and you, James A. Mercer III, as an employee ("You") and is made in consideration of the mutual covenants contained in this Agreement. You and TeraGlobal agree as follows:

    1.  Employment and Scope of Duties.

      1.1  Employment.  TeraGlobal hereby employs You to serve as an Executive Vice President at TeraGlobal's location in San Diego, California. You accept employment upon the terms and conditions set forth in this Agreement.

      1.2  Employment by TeraGlobal as Sole Occupation.  Except as provided in this Agreement, You agree to devote your full business time, attention, skill and effort exclusively to the performance of the duties and services incident to your position with TeraGlobal and to such other duties and services as TeraGlobal may assign You from time to time. You agree not to engage in any business activities or to render any services of a business, commercial, or professional nature, whether or not for compensation, for the benefit of anyone other than TeraGlobal, unless TeraGlobal first gives its written consent. Furthermore, You agree not to work for any competitive enterprise during your employment with TeraGlobal, including after hours, on weekends, or during vacation time, even if your contribution to that enterprise is limited to only organizational assistance or limited consultation.

      1.3  Noninterference with Third-Party Rights.  TeraGlobal is employing You with the understanding that (i) You are free to enter into employment with TeraGlobal and (ii) only TeraGlobal is entitled to the benefit of your work. TeraGlobal has no interest in using any other person's or company's patents, copyrights, trade secrets, or trademarks in an unlawful manner. You represent to TeraGlobal that your entering into this Agreement will not violate any contract rights or other obligations that You may have with third parties, and that during the course of your employment You will not misapply proprietary rights of any third parties that TeraGlobal has no right to use.

    2.  Compensation and Benefits.

      2.1  Base Salary.  TeraGlobal shall pay You a base salary of Sixteen Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents($16,666.67) per month, payable in accordance with TeraGlobal's standard payroll practices and procedures as in effect from time to time.

      2.2  Withholding.  All compensation paid to You under this Agreement shall be subject to customary withholding and employment taxes as required by federal and state law.

      2.3  Stock Options.  TeraGlobal maintains a Stock Option Plan, which is administered by the Compensation Committee of the Board of Directors. TeraGlobal will grant to You the right, privilege and option ("Option") to purchase shares of its common stock, subject to the approval of the Compensation Committee and all of the terms and provisions of the TeraGlobal Communications Corp. 1999 Stock Option Plan, as amended from time to time. The Option will be represented by a separate Option Agreement that will provide the right to purchase the shares at the current fair market value at the time of grant over a ten-year period, subject to a 4 1/2-year-vesting schedule.

      2.4  Other Benefits.  You are entitled to participate in any retirement, 401(k), health, medical, dental, disability and life insurance plans and any other benefit plans that TeraGlobal generally provides to its full-time employees, subject to any terms, conditions and restrictions associated with such plans.

      2.5  Vacation.  You are entitled to three (3) weeks of paid vacation per calendar year. Vacation time shall be governed by the policies set forth in the TeraGlobal Employee Handbook.

    3.  Term and Termination.

      3.1  Term.  The term of this Agreement shall be for a period of two (2) years unless sooner terminated pursuant to any provision in this Section.

      3.2  Events Triggering Termination.  At the written election of the Employer in its sole discretion, this Agreement shall terminate immediately, effective upon the occurrence of any one of the following events:

    (a)  Employee's conviction of a felony or other crime involving moral turpitude;

    (b)  After reasonable written notice, warning and opportunity to cure, Employee's continuing material breach of or failure to perform his obligations hereunder, continuing failure by Employee to abide by, conform with or otherwise observe any material written policy of Employer, or the continuing failure to conform to the reasonable directives of the Board of Directors or Employer;

    (c)  The death of Employee;

    (d)  The disability of Employee. Employee shall be deemed totally and permanently disabled if the Employee shall become incapacitated by reason of sickness, accident or other physical or mental disability and shall for a period of sixty (60) consecutive days be unable to perform his normal duties hereunder, with or without reasonable accommodation by Employer.

    In the event that Employee's employment is terminated by Employer pursuant to Sections 3.2(a), 3.2(b), or 3.2(c), Employer shall promptly pay to Employee (or in the event that such termination is pursuant to Section 3.2[c], to Employee's estate or other legal representative) the base salary provided for in Section 2.1 accrued to the date of Employee's termination and not theretofore paid to Employee. Rights and benefits of Employee under the benefits plans and programs of Employer shall be determined in accordance with the terms of such plans and programs.

      3.3  Severance Compensation.  In Employer terminates Employee's employment with Employer and such termination is not pursuant to Sections 3.2(a), 3.2(b), or 3.2(c), then Employer shall continue to pay Employee his base salary in the same periodic installments provided for in Section 2.1 hereof, plus pro-rata compensation for vacation time accrued and unused, for three months (the "Severance Period"); provided, however, that the severance compensation to be paid to Employee in respect of a termination for the reason specified in Section 3.2(d) shall be integrated with any disability insurance proceeds paid to Employee during the Severance Period so that Employee receives no more than an amount equal to 100% of his base salary under Section 2.1 during the Severance Period. In addition, during the Severance Period Employer shall continue to make all Employer contributions to medical and dental and life insurance premiums for all Employer maintained plans under which Employee is an insured or covered as of the commencement of the Severance Period.

    4.  Existing Proprietary Rights.  The only intangible interests and properties (e.g., patents, patent applications, copyrights, trade secrets, and trademarks) that You own or have an interest in at the time of execution of this Agreement with regards to computer software and/or hardware development are those, if any, listed in Exhibit A attached hereto.

    5.  Ownership of Work Product.

      5.1  Definition of Work Product.  In this Agreement "Work Product" shall mean all intellectual property rights, including but not limited to all Trade Secrets, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any product, programming, documentation, technology, or other work product that relates to TeraGlobal's past, present and future business and interests and that You conceive, develop, or deliver to TeraGlobal at any time during the term of your employment. However, "Work Product" does not include any invention (i) that You develop entirely on your own time, without using TeraGlobal's equipment, supplies, facilities or trade secret information, and (ii) which neither (A) relates at the time of conception or reduction to practice to TeraGlobal's business or actual or demonstrably anticipated research or development, nor (B) resulted from any work you performed for TeraGlobal. Work Product shall also include all intellectual property rights in any product, programming, documentation, technology, or other Work Product that is now contained in any of TeraGlobal's products or systems, including development and support systems, or that otherwise relate to TeraGlobal's business and interests, to the extent You conceived, developed, or delivered such Work Product to TeraGlobal prior to the date of this Agreement while You were engaged as an independent contractor or an employee of TeraGlobal. You irrevocably relinquish for the benefit of TeraGlobal and its assigns any moral rights in the Work Product recognized by applicable law.

      5.2  Ownership of Work Product.  TeraGlobal shall own all Work Product. All Work Product shall be considered work made for hire by You and owned by TeraGlobal. If any of the Work Product may not be considered work made for hire by You for TeraGlobal by operation of law, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in TeraGlobal, You agree that upon creation thereof the ownership of all Work Product will automatically be assigned, without further consideration, to TeraGlobal and its successors and assigns, including all U.S. and international copyrights, patentable inventions, and other intellectual property rights. TeraGlobal, it successors, and assigns, shall have the right to obtain and hold in its or their own name copyrights, registrations, and any other protection available for any Work Product.

      5.3  Further Assurances.  You agree at TeraGlobal's reasonable request during or after your employment to perform such further acts as may be necessary or desirable to transfer, perfect, and defend TeraGlobal's ownership of the Work Product. When requested, You will: (i) execute, acknowledge, and deliver any requested affidavits and documents of assignment and conveyance; (ii) obtain and aid in the enforcement of copyrights and, if applicable, patents with respect to the Work Product in any countries; (iii) provide testimony in connection with any proceeding affecting the right, title, or interest of TeraGlobal in any Work Product; and (iv) perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement. TeraGlobal shall reimburse all reasonable out-of-pocket expenses You incur at TeraGlobal's request in connection with the foregoing, including (unless You are otherwise being compensated at the time) a reasonable per diem or hourly fee for services rendered following termination of your employment.

    6.  Clearance Procedure for Proprietary Rights Not Claimed by TeraGlobal.

      6.1  General.  If You ever wish to retain proprietary rights in anything that You create or develop, on your own time and with your own resources but that may be considered Work Product, You are required to follow the clearance procedure set forth on this section in order to ensure that TeraGlobal has no claim to the proprietary rights that may arise.

      6.2.  Advance Written Notice.  Before You begin any development work on your own time, You must give TeraGlobal advance notice of your plans and supply a description of the development under consideration. Unless otherwise agreed in a written document signed by TeraGlobal prior to receipt of your notice, TeraGlobal will have no obligation of confidentiality with respect to such description. TeraGlobal will determine, in good faith, within thirty (30) days after You have fully disclosed your plans to TeraGlobal, whether intends to claim any ownership over the development. If TeraGlobal determines that it does not claim such development, You will be notified in writing and may retain ownership of the development to the extent of what has been disclosed to TeraGlobal. You must submit for further clearance any significant improvement, modification, or adaptation so that it can be determined whether the improvement, modification, or adaptation relates to TeraGlobal's business or interests.

      6.3  Impact on Other Provisions of Agreement.  Clearance under this procedure does not relieve You of the need to obtain the TeraGlobal's written consent before engaging in business activities or rendering business, commercial or professional services for the benefit of anyone other than TeraGlobal, as required in Section 1.1 of this Agreement. TeraGlobal reserves the right to exercise greater control over development work that You might consider doing for profit after hours, as opposed to mere hobby work pursued in your spare time.

    7.  Confidentiality.

      7.1  Confidential Information Defined.  The term "Confidential Information" as used in this Agreement means any materials, trade secrets, know-how, formulas, processes, algorithms, ideas, strategies, inventions, data, network configurations, system architecture, designs, flow charts, drawings, proprietary information, business and marketing plans, financial and operational information, and all other non-public information, material or data relating to TeraGlobal's current or future business and operations or those of TeraGlobal's Business Partners. Confidential Information includes all information and material which is proprietary to TeraGlobal or its Business Partners, whether or not marked as "confidential" or "proprietary"; whether or not the Confidential Information is in written or tangible form; and includes materials prepared for TeraGlobal or its Business Partners by third party vendors. Confidential Information does not include any information which (i) was in your lawful and unrestricted possession prior to its disclosure by TeraGlobal, (ii) TeraGlobal makes generally available to the public, or (iii) which you receive lawfully and in good faith from a third party who did not derive it from TeraGlobal. For purposes of this Agreement, "Business Partner" shall mean any subsidiary or affiliate of TeraGlobal and any other person or entity with which TeraGlobal has agreed to do business and which has shared with TeraGlobal information or material which is proprietary to such person or entity.

      7.2  Background.  You should recognize that your position with TeraGlobal requires considerable responsibility and trust. Relying on your ethical responsibility and undivided loyalty, TeraGlobal expects to entrust You with highly sensitive confidential, restricted, and proprietary information involving Confidential Information. You should recognize that it could prove very difficult to isolate this Confidential Information from business activities that You might consider pursuing after termination of your employment, and in some instances, You may not be able to compete with TeraGlobal in certain ways because of the risk that TeraGlobal's Confidential Information might be compromised. You are legally and ethically responsible for protecting and preserving TeraGlobal's proprietary rights for use only for TeraGlobal's benefit, and these responsibilities may impose unavoidable limitations on your ability to pursue some kinds of business opportunities that might interest You during or after your employment.

      7.3  Restrictions on Use and Disclosure of Confidential Information.  You agree not to use, copy, disclose or allow access to any of TeraGlobal's Confidential Information during your employment and for so long afterwards as the pertinent information or data remain Confidential Information, except as required to perform any duties for TeraGlobal.

      7.4  Screening of Public Releases of Information.  In addition, and without any intention of limiting your other obligations under this Agreement in any way, You may not reveal any Confidential Information concerning the TeraGlobal's products and manufacturing processes or those of a Business Partner (particularly technology under current development or improvement), without TeraGlobal's prior approval. You must first submit to TeraGlobal for review any proposed scientific and technical articles and the text of any public speeches relating to work done for TeraGlobal before they are released or delivered. TeraGlobal has the right to disapprove and prohibit, or delete any parts of, such articles or speeches that might disclose TeraGlobal's Confidential Information or otherwise be contrary to TeraGlobal's business interests.

      7.5  Return of Materials.  Upon TeraGlobal's request and, in any event, upon the termination of your employment, You must return to TeraGlobal and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the TeraGlobal's business or your specific duties for TeraGlobal, including all copies of such materials. You must also return to TeraGlobal and leave at its disposal all materials involving any Confidential Information of TeraGlobal. This is intended to apply to all materials You made or compiled, as well as to all materials furnished to You by anyone else in connection with your employment.

    8.  Prohibition Against Unfair Business Practices.

      8.1  Unfair Business Practices.  Professional research and development activity may be susceptible to unfair or questionable business practices. For example, Confidential Information can be misappropriated and valuable documents can be copied and taken for improper purposes. Industrial espionage can be a serious concern for businesses that depend on sensitive technology for commercial success. Employees working for companies engaged in research and development can be targets of, or participants in, unfair business practices, because of the special attractiveness of the advanced technology, computer programs, product development strategies, and business opportunities they come to know by virtue of their employment. It would be unfair for a former employee or contractor of TeraGlobal to recruit personnel directly from the ranks of TeraGlobal's own employees by using connections and inside information previously acquired from TeraGlobal. TeraGlobal puts great emphasis on selecting, training, and promoting talented individuals for positions of significant responsibility. The time, effort, and capital TeraGlobal invests in its work force should not be diverted by someone operating on an inside track. In addition, it would be unfair for individuals still employed by TeraGlobal to form and pursue a competitive business while receiving wages and other benefits from TeraGlobal.

      8.2  Refraining from Harmful Actions.  During your employment with TeraGlobal, You agree to refrain from engaging in any action that might be harmful to TeraGlobal or its business, unless TeraGlobal consents in advance. Your responsibility to promote and support TeraGlobal's business by its very nature requires You to prevent TeraGlobal from suffering injury or hardship, if it can be avoided. This obligation is intentionally broad and general because it is difficult to anticipate all possible circumstances, and You should resolve all doubts by consulting TeraGlobal on how best to proceed. Moreover, You agree, during your employment with TeraGlobal and for a period of two (2) years thereafter, You will not participate in or encourage the solicitation or recruiting of any employee of TeraGlobal to form or join another competing business. TeraGlobal cannot prohibit You from terminating your employment and pursuing other kinds of work, but if You should decide to form or join another competing business You agree to advise TeraGlobal promptly, so that projects in progress and under consideration are not needlessly disrupted and so that even the possibility that Confidential Information may be compromised can be avoided.

      8.3  Reporting Instances of Unfair Business Practices.  During your employment with TeraGlobal, if You learn or even suspect that any unfair or questionable business practice may be occurring, You agree to advise TeraGlobal promptly. This obligation is intentionally broad and general because it is difficult to anticipate all possible circumstances, and You should resolve all doubts by reporting to TeraGlobal the information that has come to your attention. By way of example, You should report the incident immediately if anyone who is, or within the most recent two years has been, an employee or contractor of TeraGlobal contacts You or any other employee of TeraGlobal with an offer to form or join another business. This type of contact includes any meeting or communication not initiated by You or by the employee receiving the offer, where it becomes known that a position of employment or an opportunity to participate in a business enterprise might be available. The obligation also applies to instances where a third party, such as a placement agent or a business associate, contacts You or any other employee of TeraGlobal at the instruction or suggestion of an employee or contractor of TeraGlobal.

    9.  Specific Performance.  You acknowledge that any violation of this Agreement would cause TeraGlobal irreparable harm that may not be reasonably or adequately compensated in damages and that, if You commit a breach of, or threaten to commit a breach of, this Agreement, TeraGlobal shall be entitled to permanent and temporary injunctive and equitable relief and a decree of specific performance and, pending determination of any dispute with respect to such violation, no bond or security shall be required in connection therewith. Each of the rights of TeraGlobal under Section 8 shall be independent of the other and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to TeraGlobal in law or equity.

    10.  Survival of Obligations.  The covenants in Sections 4 through 8 of this Agreement shall survive the termination of your employment, regardless of who causes the termination and under what circumstances.

    11.  Construction.  The headings used in this Agreement are for convenience or reference only and shall not affect the construction of, or be taken into consideration in interpreting, any provision of this Agreement. The terms of this Agreement shall be interpreted in accordance with their plain meaning and shall not be construed for or against a particular party.

    12.  Governing Law, Jurisdiction and Venue.  This Agreement will be governed by and construed in accordance with the laws of the State of California without reference to its choice of law rules. Any legal proceeding arising out of this Agreement will be brought exclusively in the state or federal courts with jurisdiction to hear such disputes in San Diego County, California, and the parties hereby expressly submit to the jurisdiction of such courts.

    13.  Entire Agreement.  This Agreement and any agreements referred to in this Agreement, sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all other oral or written representations and understandings. This Agreement may only be modified by a writing signed by You and TeraGlobal.

    14.  Severability.  The parties agree that this Agreement is severable and that in the event any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions will not be affected or impaired. Additionally, the parties expressly grant to any court or other entity interpreting this Agreement the power and authority to modify the terms of this Agreement to extent necessary to allow enforcement of this Agreement to the fullest extent allowed by law, consistent with the intent of the parties as evidenced by this Agreement.

    15.  Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of TeraGlobal and its successors and assigns. The services called for under this Agreement are personal to You, and You may not assign any of your rights or obligations under this Agreement without TeraGlobal's prior written consent.

    16.  Waivers.  No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be binding on the parties hereto unless it is executed in writing by the party making the waiver.

    IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date You have signed below.

EMPLOYEE:

/s/ James A. Mercer III

James A. Mercer III
Date: March 4, 2000

TERAGLOBAL COMMUNICATIONS CORP.

By: /s/ Paul Cox

    Its: President

EXHIBIT A
Employee Owned Intangible Interests or Properties

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Exhibit 10.4.4 TERAGLOBAL COMMUNICATIONS CORP. EMPLOYMENT AGREEMENT
EXHIBIT A Employee Owned Intangible Interests or Properties